Exhibit 99.1

News Release

6705 Rockledge Drive, Suite 900

Bethesda, MD 20817-1850

(301) 581-0600

FOR IMMEDIATE RELEASE	Contact:	Shawn M. Guertin

Chief Financial Officer

(301) 581-5701

Drew Asher

Vice President, Investor Relations

(301) 581-5717

COVENTRY HEALTH CARE ANNOUNCES

INTENT TO REDEEM OUTSTANDING SENIOR NOTES

Bethesda, Maryland (January 12, 2007) – Coventry Health Care, Inc. (NYSE: CVH) announced today that it will redeem all $170.5 million of its outstanding 8.125% Senior Notes on February 15, 2007. Coventry will redeem the Senior Notes at a redemption price equal to 104.063% of the principal amount plus any interest accrued and unpaid to the redemption date. The CUSIP number for these notes is 222862AB0. A notice of redemption will be sent by U.S. Bank National Association, the Trustee for the Senior Notes, to all registered holders.

Coventry will record a charge, including the write-off of previously paid unamortized issuance costs, of approximately $9.1 million before tax, or $0.04 per diluted share in the first quarter of 2007. Coventry anticipates the funds for payment of the redemption price will be provided by available cash, draws under its bank credit facility, or issuance of new debt securities. Inclusive of this charge, Coventry is maintaining previously provided 2007 diluted earnings per share guidance in the range of $3.82 - $3.95.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2005 and Coventry’s Form 10-Q for the quarter ended September 30, 2006. Coventry undertakes an obligation to update or revise any forward-looking statements.

Coventry Health Care is a national managed health care company based in Bethesda, Maryland operating health plans, insurance companies, network rental, managed care and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services, including HMO, PPO, POS, Medicare Advantage, Medicare Prescription Drug Plans, Medicaid, Workers’ Compensation services and Network Rental to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators in all 50 states as well as the District of Columbia and Puerto Rico. More information is available on the Internet at www.cvty.com.